EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Prospectus constituting a part of this Registration Statement on Form S-4 and to the incorporation by reference therein of our report dated February 6, 2012 relating to the audit of the consolidated financial statements of Tube Supply, Inc. and Affiliates as of October 31, 2011 and 2010 and for each of the years in the three-year period ended October 31, 2011, which report is included in the Current Report on Form 8-K/A of A.M. Castle & Co. filed with the Securities and Exchange Commission on February 28, 2012.

/s/ MELTON & MELTON, L.L.P.

Houston, Texas

April 10, 2012